UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 1, 2012 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Self-Report of Violations

On February 1, 2012, Pacific Gas and Electric Company (“Utility”) filed a report with the California Public Utilities Commission (“CPUC”) to inform the CPUC that the Utility had completed its system-wide review of the maps used to determine the leak survey schedule for the Utility’s natural gas distribution facilities. The Utility’s system-wide review was prompted by the Utility’s discovery in late December 2011 that 16 maps in Contra Costa County had not been considered in determining the leak survey schedule, as reported to the CPUC on December 30, 2011.  The system-wide review identified an additional 46 maps that had not been included in the leak survey schedule.  The additional 46 maps represent 0.2% of the Utility’s approximately 21,600 gas distribution system maps.  Some of the pipelines shown on these maps were placed in service as far back as 1939.  The Utility has completed the required leak surveys for the facilities identified in the additional 46 maps.  The Utility is still determining whether there were required leak surveys associated with these facilities that were missed in prior years.

Under federal and state regulations, distribution pipelines must be inspected every five years after being placed in service.  On January 27, 2012, the CPUC’s Consumer Protection and Safety Division (“CPSD”) issued a citation to the Utility, including a fine of approximately $17 million, for violating these regulations with respect to the maps that were not included in the leak survey schedule, as reported by the Utility on December 30, 2011.  The Utility’s report indicated that some of the pipelines shown on these maps should have been inspected as far back as 1998.  In calculating the fine for each missed leak survey, the CPSD counted each month after the first missed leak survey date as a separate violation and used the maximum fine of $20,000 per violation.  The CPSD noted that it used the $20,000 maximum fine per violation because the violations were identified and corrected before January 1, 2012.

The citation was issued pursuant to the authority delegated to the CPSD by the CPUC’s resolution, adopted on December 1, 2011, to enforce compliance by gas corporations with the CPUC’s orders, rules and regulations, including federal regulations incorporated by reference into the CPUC’s rules and orders, governing the design, construction, testing, maintenance, and operation of utility gas gathering, transmission, and distribution pipeline systems.  The resolution requires that each citation assess the maximum penalty amount, which increased on January 1, 2012 to $50,000 from $20,000 per violation. The resolution states that each day of an ongoing violation may be cited as a separate and distinct offense. The resolution also established a requirement that gas corporations notify the CPSD within 10 days after identifying or correcting violations and directed the CPSD to take into account whether a violation was self-reported as a factor in deciding whether to cite a violation. Under the citation procedure, a gas corporation must pay the fine or appeal the citation within 10 days.  Fines are not recoverable through customer rates.

On February 1, 2012, the Utility filed an appeal of the CPSD’s January 27, 2012 citation with the CPUC as the Utility believes that the fine is excessive, both because the CPSD over-counted the number of violations and because the CPUC reserved to itself the discretion to adopt less than the maximum penalty, a discretion that the CPUC should exercise considering that the Utility self-reported the violations and no harm was caused.  Under the process adopted by the CPUC, an administrative law judge will be assigned to oversee the appeal and issue a proposed decision for consideration by the CPUC.

If the CPSD issued an additional citation and assessed a fine for the new self-reported violations using the same methodology that was used in the citation issued on January 27, 2012 and if the CPUC rejected the Utility’s challenge, the Utility would be required to pay a substantial fine.

In addition to the self-reports associated with missed leak surveys, the Utility has filed three other self-reports associated with an over-pressurized gas distribution line, a regulator station that was not properly removed, and a valve that was not properly maintained.   In connection with all of these self-reports the Utility is undertaking a system-wide review to determine if it has other similar issues.

CPUC Rulemaking Proceeding

On January 31, 2012, the CPUC’s Division of Ratepayer Advocates, The Utility Reform Network, and other parties filed their comments on the Utility’s proposed pipeline safety enhancement plan being considered by the CPUC.  They have made various recommendations addressing cost recovery and ratemaking issues, including recommendations that the Utility be prohibited from recovering all or a portion of plan-related costs through rates and that the Utility’s rate of return on any authorized capital expenditures be reduced or limited to the costs of debt.  The Utility’s rebuttal testimony is due on February 28, 2012 and evidentiary hearings are scheduled to commence on March 12, 2012 for two weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: February 2, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: February 2, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary